Exhibit 99.1

NEWS RELEASE

HOUSTON and LONDON, October 23, 2015

LyondellBasell Reports Record Quarterly Results

Third Quarter 2015 Highlights

•	Income from continuing operations: $1.2 billion ($1.3 billion excluding LCM1)

•	Diluted earnings per share: $2.55 per share ($2.80 per share excluding LCM, a quarterly record)

•	EBITDA: $2.0 billion ($2.2 billion excluding LCM, a quarterly record)

•	Last twelve months excluding LCM impacts: EBITDA of $8.5 billion and diluted earnings per share of $10.60

•	Excluding the impacts of the LCM adjustments, third quarter EBITDA was the sixth consecutive quarter of approximately $2 billion, and the 12th consecutive quarter of year over year growth

•	Repurchased 15.5 million shares during the quarter, or approximately 3.3 percent of the outstanding shares

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the third quarter 2015 of $1.2 billion, or $2.55 diluted earnings per share. Third quarter 2015 EBITDA was approximately $2.0 billion.

Comparisons with the prior quarter and third quarter 2014 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars (except share data)	2015	2015	2014	2015	2014
Sales and other operating revenues	$8,334	$9,145	$12,066	$25,664	$35,318
Net income(a)	1,186	1,329	1,257	3,679	3,377
Income from continuing operations(b)	1,189	1,326	1,260	3,682	3,376
Diluted earnings per share (U.S. dollars):
Net income(c)	2.54	2.82	2.45	7.77	6.38
Income from continuing operations(b)	2.55	2.81	2.46	7.78	6.38
Diluted share count (millions)	463	472	512	473	529
EBITDA(d)	2,001	2,186	2,035	6,139	5,644

Excluding LCM Impacts:
LCM charges (benefits), pre-tax	181	(9)	45	264	45
Income from continuing operations(b)	1,303	1,320	1,288	3,848	3,404
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.80	2.79	2.51	8.13	6.43
EBITDA(d)	2,182	2,177	2,080	6,403	5,689

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	Please see Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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The third quarter included a $181 million non-cash, pre-tax lower of cost or market (LCM) inventory adjustment ($114 million after tax). Excluding the LCM adjustment, earnings from continuing operations during the third quarter totaled $1.3 billion, or $2.80 per share, and EBITDA was $2.2 billion.

“Our portfolio continued to demonstrate balance as third quarter EBITDA marked the fifth consecutive quarter of EBITDA in excess of $2 billion. From an industry standpoint, the third quarter was a transitional period during which markets rebalanced following tight second quarter supply and the price of crude oil declined. Despite this change, our portfolio continued to generate strong earnings as some product margins expanded while others contracted. During the third quarter, our Olefins and Polyolefins – Europe, Asia, International and Intermediates and Derivatives segments both achieved record EBITDA. In addition to continued earnings strength, cash generation remained strong and we repurchased 15.5 million shares, representing 3.3 percent of our outstanding shares,” said Bob Patel, LyondellBasell Chief Executive Officer.

OUTLOOK

“Thus far, the fourth quarter reflects a more balanced global ethylene industry. We entered the quarter with lower ethylene-polyethylene chain margins following third quarter market rebalancing and oil price decline. During the fourth quarter, we expect typical seasonal behavior to adversely impact the earnings of our oxyfuels, polyolefins, and refining businesses. Looking ahead to 2016, we continue to forecast stable industry demand and operating rates and believe that the markets for our products will tighten as we move into the spring,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia, International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

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Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$740	$920	$1,068	$2,594	$2,622
EBITDA	841	1,014	1,157	2,886	2,871
LCM charges (benefits), pre-tax	79	(21)	45	101	45
EBITDA excluding LCM adjustments	920	993	1,202	2,987	2,916

Three months ended September 30, 2015 versus three months ended June 30, 2015 – EBITDA decreased $73 million versus the second quarter of 2015, excluding a $100 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefins results decreased by approximately $140 million primarily due to a 6 cent per pound lower average ethylene price. Polyolefin results improved by approximately $70 million principally due to higher price spreads over monomer. Polyethylene and polypropylene spreads increased by 2 and 4 cents per pound, respectively. Joint venture equity income increased by $4 million.

Three months ended September 30, 2015 versus three months ended September 30, 2014 – EBITDA decreased by $282 million versus the third quarter 2014, excluding a $34 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefins results decreased by $485 million primarily due to lower margins as a result of lower product prices. The price of ethylene decreased by approximately 26 cents per pound. This negative impact was partially offset by a lower cost of ethylene and higher volume from our La Porte ethylene plant expansion. Polyolefin results improved by approximately $195 million due to higher price spreads over monomer. Both polyethylene and polypropylene spreads improved by approximately 10 and 9 cents per pound, respectively. Joint venture equity income increased by $6 million.

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Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, polypropylene compounds (global), Catalloy process resins and polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$412	$359	$223	$1,007	$638
EBITDA	549	492	343	1,398	1,018
LCM charges (benefits), pretax	6	—	—	6	—
EBITDA excluding LCM adjustments	555	492	343	1,404	1,018

Three months ended September 30, 2015 versus three months ended June 30, 2015 – EBITDA increased by $63 million versus the second quarter 2015, excluding a $6 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefins results increased by $60 million primarily due to an approximately 9 cent per pound lower cost of ethylene production. Ethylene production was lower during the quarter as a result of planned maintenance at our Münchsmünster, Germany olefins plant. Combined polyolefin results increased by approximately $20 million. Improved polypropylene results offset a small decline in polyethylene results. Combined polypropylene compounds and polybutene-1 results decreased by approximately $10 million due in part to a seasonal volume decline. Equity income was unchanged.

Three months ended September 30, 2015 versus three months ended September 30, 2014 – EBITDA increased by $212 million versus the third quarter 2014, excluding a $6 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefin results increased by approximately $80 million primarily due to higher ethylene margins. Combined polyolefin results increased by approximately $115 million. Spreads in polyethylene and polypropylene increased by approximately 6 and 3 cents per pound, respectively. Polyethylene volume increased approximately 2 percent. Combined polypropylene compounds and polybutene-1 results decreased by approximately $10 million. Equity income increased by $23 million.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls (including methanol), ethanol, oxyfuels, and ethylene oxide and its derivatives.

Table 4 - I&D Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$403	$405	$321	$1,079	$1,012
EBITDA	460	466	383	1,263	1,188
LCM charges, pre-tax	46	17	—	107	—
EBITDA excluding LCM adjustments	506	483	383	1,370	1,188

Three months ended September 30, 2015 versus three months ended June 30, 2015 – EBITDA increased $23 million versus the second quarter 2015, excluding a $29 million quarter to quarter variance as a result of the LCM inventory adjustments. Propylene oxide and derivative results increased by approximately $30 million primarily due to higher margins. Intermediate chemical results increased by approximately $30 million due to increased styrene and C4 chemical results which more than offset lower acetyls results. Oxyfuels results decreased by approximately $30 million due to seasonally lower margins and lower sales volume. Equity income decreased by $1 million.

Three months ended September 30, 2015 versus three months ended September 30, 2014 – EBITDA increased by $123 million versus the third quarter 2014, excluding a $46 million quarter to quarter variance as a result of the LCM inventory adjustments. Propylene oxide and derivative results were relatively unchanged. Intermediate chemical results improved by approximately $130 million primarily from the strength in styrene margins and improved ethylene oxide and glycol results. Oxyfuels results were lower by approximately $10 million. Equity income was unchanged.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$52	$119	$67	$245	$248
EBITDA	93	159	110	401	376
LCM charges (benefits), pre-tax	50	(5)	—	50	—
EBITDA excluding LCM adjustments	143	154	110	451	376

Three months ended September 30, 2015 versus three months ended June 30, 2015 – EBITDA decreased by $11 million versus the second quarter 2015, excluding a $55 million quarter to quarter variance as a result of the LCM inventory adjustments. Crude oil throughput decreased by 6,000 barrels per day to 249,000 barrels per day. The Maya 2-1-1 industry benchmark spread decreased by approximately $1 per barrel, averaging $22.77 per barrel. Secondary product price spreads improved partially offsetting the lower Maya 2-1-1 spread. The cost of RIN’s was lower by $6 million.

Three months ended September 30, 2015 versus three months ended September 30, 2014 – Versus the third quarter of 2014, EBITDA increased by $33 million, excluding a $50 million quarter to quarter variance as a result of the LCM inventory adjustments. Crude oil throughput decreased by 15,000 barrels per day. The Maya 2-1-1 spread decreased by approximately $2 per barrel, however the corresponding Houston refinery spread increased by approximately $1 per barrel as secondary product margins improved. The cost of RIN’s was lower by $8 million.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$34	$45	$26	$143	$142
EBITDA	45	57	41	178	188

Three months ended September 30, 2015 versus three months ended June 30, 2015 – EBITDA decreased by $12 million due to lower licensing revenue.

Three months ended September 30, 2015 versus three months ended September 30, 2014 – EBITDA increased by $4 million.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $373 million during the third quarter 2015. Our cash and liquid investments balance was $3.5 billion at September 30, 2015. We repurchased 15.5 million of our shares outstanding during the third quarter of 2015, at a total cost of $1.3 billion. There were 453 million common shares outstanding as of September 30, 2015. The company paid dividends of $361 million during the third quarter of 2015.

CONFERENCE CALL

LyondellBasell will host a conference call October 23 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Bob Patel, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 4843334.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. ET October 23 until November 23 at 11:59 p.m. ET. The replay dial-in numbers are 800-856-2254 (U.S.) and +1 402-280-9961 (international). The pass code for each is 5671.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 56 sites in 19 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2014, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of

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cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is somewhat unique to our 2010 company formation when all assets and liabilities were measured at fair value, our use of LIFO accounting, and the recent volatility in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	George Smalley +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,357	$3,462	$3,750	$3,379	$13,948	$2,551	$2,679	$2,516	$7,746
Olefins & Polyolefins - EAI	3,778	4,069	3,995	3,361	15,203	2,911	3,061	2,932	8,904
Intermediates & Derivatives	2,429	2,706	2,691	2,304	10,130	1,918	2,159	2,039	6,116
Refining	2,756	3,250	3,146	2,558	11,710	1,607	2,102	1,693	5,402
Technology	136	144	107	110	497	136	107	100	343
Other/elims	(1,321)	(1,514)	(1,623)	(1,422)	(5,880)	(938)	(963)	(946)	(2,847)

Continuing Operations	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185	$9,145	$8,334	$25,664

Operating income (loss):
Olefins & Polyolefins - Americas	$656	$898	$1,068	$950	$3,572	$934	$920	$740	$2,594
Olefins & Polyolefins - EAI	225	190	223	246	884	236	359	412	1,007
Intermediates & Derivatives	316	375	321	208	1,220	271	405	403	1,079
Refining	86	95	67	(354)	(106)	74	119	52	245
Technology	60	56	26	29	171	64	45	34	143
Other	(3)	(1)	1	(2)	(5)	(4)	(3)	9	2

Continuing Operations	$1,340	$1,613	$1,706	$1,077	$5,736	$1,575	$1,845	$1,650	$5,070

Depreciation and amortization:
Olefins & Polyolefins - Americas	$73	$74	$84	$85	$316	$86	$85	$87	$258
Olefins & Polyolefins - EAI	70	67	65	46	248	55	54	54	163
Intermediates & Derivatives	55	56	55	59	225	60	56	55	171
Refining	42	42	42	43	169	74	40	41	155
Technology	16	15	16	14	61	12	12	11	35

Continuing Operations	$256	$254	$262	$247	$1,019	$287	$247	$248	$782

EBITDA: (b)
Olefins & Polyolefins - Americas	$736	$978	$1,157	$1,040	$3,911	$1,031	$1,014	$841	$2,886
Olefins & Polyolefins - EAI	356	319	343	348	1,366	357	492	549	1,398
Intermediates & Derivatives	375	430	383	271	1,459	337	466	460	1,263
Refining	129	137	110	(311)	65	149	159	93	401
Technology	76	71	41	44	232	76	57	45	178
Other	(4)	6	1	14	17	2	(2)	13	13

Continuing Operations	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952	$2,186	$2,001	$6,139

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$231	$306	$208	$167	$912	$149	$140	$159	$448
Olefins & Polyolefins - EAI	33	27	45	86	191	38	27	49	114
Intermediates & Derivatives	45	52	50	94	241	76	76	135	287
Refining	32	20	27	44	123	33	28	23	84
Technology	2	6	6	11	25	6	3	7	16
Other	—	4	2	1	7	4	4	—	8

Continuing Operations	$343	$415	$338	$403	$1,499	$306	$278	$373	$957

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $45 million in the third quarter of 2014, $715 million in the fourth quarter of 2014, $92 million in the first quarter of 2015 and $181 million in the third quarter of 2015. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net income attributable to the Company shareholders(a)	$945	$1,178	$1,258	$793	$4,174	$1,166	$1,330	$1,185	$3,681
Net income (loss) attributable to non-controlling interests	(1)	(2)	(1)	(2)	(6)	(2)	(1)	1	(2)
(Income) loss from discontinued operations, net of tax	(1)	(3)	3	5	4	3	(3)	3	3

Income from continuing operations(a)	943	1,173	1,260	796	4,172	1,167	1,326	1,189	3,682
Provision for income taxes	383	425	434	298	1,540	440	541	487	1,468
Depreciation and amortization	256	254	262	247	1,019	287	247	248	782
Interest expense, net	86	89	79	65	319	58	72	77	207

EBITDA(b)	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952	$2,186	$2,001	$6,139

(a)	Amounts presented herein include after-tax LCM charges of $28 million in the third quarter of 2014, $455 million in the fourth quarter of 2014, $58 million in the first quarter of 2015 and $114 million in the third quarter of 2015. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period.
(b)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $45 million in the third quarter of 2014, $715 million in the fourth quarter of 2014, $92 million in the first quarter of 2015 and $181 million in the third quarter of 2015. The second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment.

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Table 9 - Selected Segment Operating Information

	2014					2015
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	1,979	1,721	2,301	2,458	8,459	2,364	2,415	2,514	7,293
Propylene produced	611	648	559	719	2,537	805	740	697	2,242
Polyethylene sold	1,517	1,363	1,603	1,451	5,934	1,473	1,575	1,577	4,625
Polypropylene sold	627	605	681	592	2,505	627	698	662	1,987
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	98.61	102.99	97.25	73.20	92.91	48.57	57.95	45.36	56.60
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	104.36	105.55	101.03	76.58	96.92	52.84	62.93	50.20	55.32
Natural gas (USD per million BTUs)	5.01	4.74	4.19	4.09	4.51	2.76	2.76	2.72	2.73
U.S. weighted average cost of ethylene production (cents/pound)	20.0	17.1	14.5	10.5	15.4	10.2	9.7	9.6	9.8
U.S. ethylene (cents/pound)	48.3	47.2	51.8	44.8	48.0	34.8	34.2	30.3	33.1
U.S. polyethylene [high density] (cents/pound)	76.3	77.0	78.0	76.7	77.0	65.7	67.3	64.3	65.8
U.S. propylene (cents/pound)	73.3	69.7	70.8	69.8	70.9	49.7	41.7	33.2	41.5
U.S. polypropylene [homopolymer] (cents/pound)	88.3	84.7	86.3	85.8	86.3	67.7	61.7	59.3	62.9
Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	989	1,024	1,039	1,059	4,111	1,007	1,047	944	2,998
Propylene produced	582	617	629	618	2,446	600	632	575	1,807
Polyethylene sold	1,275	1,363	1,284	1,254	5,176	1,533	1,360	1,304	4,197
Polypropylene sold	1,509	1,707	1,633	1,561	6,410	1,817	1,529	1,673	5,019
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	32.9	34.3	31.5	18.2	29.2	22.9	23.2	14.4	20.2
Western Europe ethylene	54.7	52.8	54.1	48.7	52.6	39.3	47.1	46.6	44.4
Western Europe polyethylene [high density]	56.1	54.8	55.4	51.5	54.5	45.2	60.6	61.2	55.7
Western Europe propylene	51.3	52.2	51.9	46.5	50.5	37.1	44.4	41.7	41.1
Western Europe polypropylene [homopolymer]	59.9	61.3	61.4	57.0	59.9	49.8	62.5	59.3	57.2
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	772	726	768	781	3,047	870	751	697	2,318
Ethylene oxide and derivatives	262	319	211	226	1,018	268	312	282	862
Styrene monomer	683	870	933	870	3,356	903	735	904	2,542
Acetyls	683	592	613	619	2,507	547	810	733	2,090
TBA Intermediates	416	391	461	384	1,652	433	321	421	1,175
Volumes (million gallons)
MTBE/ETBE	188	266	245	216	915	229	299	268	796
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	63.4	90.7	111.8	109.1	94.0	64.0	106.0	119.0	96.8
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	247	257	264	266	259	241	255	249	248
Benchmark Market Margins
Light crude oil - 2-1-1	13.18	17.29	14.20	8.50	13.32	15.02	16.42	15.29	15.58
Light crude oil - Maya differential	15.08	9.72	10.15	9.22	11.11	8.72	7.56	7.48	7.97

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185	$9,145	$8,334	$25,664
Cost of sales(a)	9,577	10,255	10,118	8,989	38,939	6,379	7,047	6,465	19,891
Selling, general and administrative expenses	186	215	211	194	806	205	228	194	627
Research and development expenses	32	34	31	30	127	26	25	25	76

Operating income(a)	1,340	1,613	1,706	1,077	5,736	1,575	1,845	1,650	5,070
Income from equity investments	61	68	64	64	257	69	90	93	252
Interest expense, net	(86)	(89)	(79)	(65)	(319)	(58)	(72)	(77)	(207)
Other income, net	11	6	3	18	38	21	4	10	35

Income from continuing operations before income taxes(a)	1,326	1,598	1,694	1,094	5,712	1,607	1,867	1,676	5,150
Provision for income taxes	383	425	434	298	1,540	440	541	487	1,468

Income from continuing operations(b)	943	1,173	1,260	796	4,172	1,167	1,326	1,189	3,682
Income (loss) from discontinued operations, net of tax	1	3	(3)	(5)	(4)	(3)	3	(3)	(3)

Net income(b)	944	1,176	1,257	791	4,168	1,164	1,329	1,186	3,679
Net (income) loss attributable to non-controlling interests	1	2	1	2	6	2	1	(1)	2

Net income attributable to the Company shareholders(b)	$945	$1,178	$1,258	$793	$4,174	$1,166	$1,330	$1,185	$3,681

(a)	Amounts presented herein include pre-tax LCM charges of $45 million in the third quarter of 2014, $715 million in the fourth quarter of 2014, $92 million in the first quarter of 2015 and $181 million in the third quarter of 2015. The second quarter of 2015 includes a pre-tax benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period.
(b)	Amounts presented herein include after tax LCM charges of $28 million in the third quarter of 2014, $455 million in the fourth quarter of 2014, $58 million in the first quarter of 2015 and $114 million in the third quarter of 2015. The second quarter of 2015 includes an after tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment discussed above.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2014					2015
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Pretax charges (benefits):
Settlement of environmental indemnification agreement	$(52)	$—	$—	$—	$(52)	$—	$—	$—	$—
Lower of cost or market inventory adjustment	—	—	45	715	760	92	(9)	181	264
Emission allowance credits, amortization	—	—	—	—	—	35	—	—	35

Total pretax charges (benefits)	(52)	—	45	715	708	127	(9)	181	299
Provision for (benefit from) income tax related to these items	—	—	(17)	(260)	(277)	(47)	3	(67)	(111)

After-tax effect of net charges (benefits)	$(52)	$—	$28	$455	$431	$80	$(6)	$114	$188

Effect on diluted earnings per share	$0.09	$—	$(0.05)	$(0.91)	$(0.82)	$(0.17)	$0.02	$(0.25)	$(0.40)

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Table 12 - Unaudited Cash Flow Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net cash provided by operating activities	$801	$1,797	$1,434	$2,016	$6,048	$1,468	$1,446	$1,768	$4,682
Net cash provided by (used in) investing activities	(2,011)	(246)	(638)	(636)	(3,531)	(443)	(727)	67	(1,103)
Net cash used in financing activities	(550)	(2,217)	(1,621)	(1,519)	(5,907)	(401)	(1,021)	(1,684)	(3,106)

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Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
Cash and cash equivalents	$2,702	$2,030	$1,185	$1,031	$1,616	$1,325	$1,474
Restricted cash	3	2	—	2	2	3	1
Short-term investments	1,402	1,299	1,544	1,593	1,478	1,989	1,602
Accounts receivable, net	4,141	4,264	4,105	3,448	3,089	3,373	2,924
Inventories	5,589	5,326	5,359	4,517	4,267	4,179	4,138
Prepaid expenses and other current assets	1,156	784	739	1,054	1,195	1,121	1,059

Total current assets	14,993	13,705	12,932	11,645	11,647	11,990	11,198
Property, plant and equipment, net	8,556	8,740	8,600	8,758	8,430	8,636	8,793
Investments and long-term receivables:
Investment in PO joint ventures	424	418	397	384	373	357	357
Equity investments	1,693	1,702	1,690	1,636	1,581	1,612	1,602
Other investments and long-term receivables	62	58	54	44	38	126	125
Goodwill	605	602	576	566	533	543	543
Intangible assets, net	870	838	799	769	695	671	644
Other assets	624	593	583	481	709	670	673

Total assets	$27,827	$26,656	$25,631	$24,283	$24,006	$24,605	$23,935

Current maturities of long-term debt	$3	$3	$2	$4	$4	$3	$3
Short-term debt	58	55	56	346	514	582	573
Accounts payable	3,642	3,690	3,431	3,064	2,631	2,755	2,450
Accrued liabilities	1,477	1,310	1,460	1,554	1,482	1,455	1,784
Deferred income taxes	540	570	685	469	429	434	383

Total current liabilities	5,720	5,628	5,634	5,437	5,060	5,229	5,193
Long-term debt	6,766	6,766	6,753	6,757	7,749	7,728	7,742
Other liabilities	1,838	1,851	1,795	2,122	2,038	2,063	2,044
Deferred income taxes	1,677	1,623	1,574	1,623	1,653	1,635	1,604
Stockholders’ equity	11,791	10,753	9,843	8,314	7,478	7,927	7,328
Non-controlling interests	35	35	32	30	28	23	24

Total liabilities and stockholders’ equity	$27,827	$26,656	$25,631	$24,283	$24,006	$24,605	$23,935

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